77B  Report of Independent Registered Public Accounting Firm

To the Trustees and Shareholders of Columbia Funds Series Trust:

In planning and performing our audits of the financial statements of Columbia Convertible Securities Fund,Columbia Global Value Fund, Columbia International Value Fund, Columbia Large Cap Core Fund, Columbia Large Cap Enhanced Core Fund, Columbia Large Cap Index Fund, Columbia Large Cap Value Fund, Columbia Marsico 21st Century Fund, Columbia Marsico Focused Equities Fund, Columbia Marsico Global Fund, Columbia Marsico Growth Fund, Columbia Marsico International Opportunities Fund, Columbia Mid Cap Index Fund, Columbia Mid Cap Value Fund, Columbia Multi-Advisor International Equity Fund, Columbia Overseas Value Fund, Columbia Small Cap Growth Fund II, Columbia Small Cap Index Fund and Columbia Small Cap Value Fund II (hereafter collectively referred to as the "Funds") as of and for the year ended February 28, 2009, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we do not express an opinion on the effectiveness of the Funds' internal control over financial reporting.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting.
In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A fund's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A fund's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the fund are being made only in accordance with authorizations of management and trustees of the fund; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a fund's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control over financial reporting that might be material weaknesses under standards established by the Public Company Accounting Oversight Board \(United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2009.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 22, 2009



77E Legal Proceedings Note

Columbia Nations Funds

Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. (collectively, the "Columbia Group") are subject to a settlement agreement with the New York Attorney
General ("NYAG") (the "NYAG Settlement") and a settlement order with the SEC (the "SEC Order") on matters relating to mutual fund trading, each dated February 9, 2005. Under the terms of the SEC Order, the Columbia Group (or predecessor entities) agreed, among other things, to: pay disgorgement and civil money penalties collectively totaling $375 million; cease and desist from violations of the antifraud provisions and certain other provisions of the federal securities laws; maintain certain compliance and ethics oversight structures; and retain an independent consultant to review the Columbia Group's applicable supervisory, compliance, control and other policies and procedures. The NYAG Settlement, among other things, requires Columbia Management Advisors, LLC and its affiliates to reduce management fees for certain funds in the Columbia family of mutual funds in a projected total of $160 million over five years through November 30, 2009 and to make certain disclosures to investors relating to expenses. In connection with the Columbia Group providing services to the Columbia Funds, the Columbia Funds have voluntarily undertaken to implement certain governance measures designed to maintain the independence of their boards of trustees and certain special consulting and compliance measures.

Pursuant to the SEC Order and related procedures, the $375 million in settlement amounts described above, of which approximately $90 million has been earmarked for certain Columbia Funds and their shareholders, is being distributed in accordance with a distribution plan developed by an independent distribution consultant and approved by the SEC on December 27, 2007. Distributions under the distribution plan began in mid-June 2008.

Civil Litigation
In connection with the events that resulted in the NYAG Settlement and SEC Order, various parties filed suits against Bank of America Corporation and certain of its affiliates, including Banc of America Capital Management, LLC ("BACAP," now known as Columbia Management Advisors, LLC) and BACAP Distributors, LLC (now known as Columbia Management Distributors, Inc.) (collectively "BAC"), Nations Funds Trust (now known as Columbia Funds Series Trust) and its Board of Trustees. On February 20, 2004, the Judicial Panel on Multidistrict Litigation transferred these cases and cases against other mutual fund companies based on similar allegations to the United States District Court in Maryland for consolidated or coordinated pretrial proceedings (the "MDL"). Subsequently, additional related cases were transferred to the MDL. On September 29, 2004, the plaintiffs in the MDL filed amended and consolidated complaints. One of these amended complaints is a putative class action that includes claims under the federal securities laws and state common law, and that names Nations Funds Trust, the Trustees, BAC and others as defendants. Another of the amended complaints is a derivative action purportedly on behalf of the Nations Funds Trust against BAC and others that asserts claims under federal securities laws and state common law. Nations Funds Trust is a nominal defendant in this action.

On February 25, 2005, BAC and other defendants filed motions to dismiss the claims in the pending cases. On December 15, 2005, BAC and others entered into a Stipulation of Settlement of the direct and derivative claims brought on behalf of the Nations Funds shareholders. The settlement is subject to court approval. If the settlement is approved, BAC would pay settlement administration costs and fees to plaintiffs' counsel as approved by the court. The stipulation has not yet been presented to the court for approval.


N-SAR Item 77H: Changes in Control of Registrant


Below are persons presumed to control Registrant's series because such person owns more than 25% of a series based on the records of the series.

Columbia Global Value Fund

As of February 28 2009
Name of Person                   Ownership % of Series
Merrill Lynch, Pierce, Fenner    25.50%



As of September 1st 2008
Name of Person                   Ownership % of Series



Changes in Control Persons
                                        Date/Description of
                                        Transaction(s) Became
                                        a, or Ceased to be,
Name of Person   Ownership % of Series  Control Person



Item 77I Terms of new or amended securities:

Columbia Marsico Growth Fund (the "Former Feeder Fund")

At a meeting of the Board of Trustees of Columbia Funds Series
Trust (the "Board") held in May 2008, the Board voted to take various actions to convert the Former Feeder Fund into a stand-alone fund, investing directly in individual portfolio securities rather than in a master portfolio, which took place on November 10, 2008 (the "Conversion"). These actions did not result in any changes in the investment objective or principal investment strategies of, or total fees charged to, the Former Feeder Fund. Nor did they result in a change in the principal risks of investing in the Former Feeder Fund, except that the risks of investing in a master-feeder structure no longer apply. There were no transaction or other costs charged to Fund shareholders and no federal income tax consequences as a result of these actions. Fund shareholder approval is not required to implement these actions and, therefore, was not requested.

Columbia Marsico Growth Master Portfolio (the "Terminated Master
Portfolio")

At meetings of the Boards of Trustees of Columbia Funds Series Trust and Columbia Funds Master Investment Trust, LLC (the "Boards") held in
May 2008, the Boards voted to take various actions to convert Columbia Marsico Growth Fund (the "Former Feeder Fund") into a stand-alone fund, investing directly in individual portfolio securities rather than in Columbia Marsico Growth Master Portfolio, which took place on
November 10, 2008 (the "Conversion"). These actions did not result in any changes in the investment objective or principal investment strategies of, or total fees charged to, the Former Feeder Fund. Nor did they result in a change in the principal risks of investing in the Former Feeder Fund, except that the risks of investing in a master-feeder structure no longer apply. There were no transaction or other costs charged to Fund shareholders and no federal income tax consequences as a result of these actions. Fund shareholder approval is not required to implement these actions and, therefore, was not requested. The Conversion resulted in the termination of the following series of Columbia Funds Master Investment Trust, LLC on November 10, 2008: Columbia Marsico Growth Master Portfolio.


Item 77Q1(e):

The Investment Advisory Agreement dated as of September 30, 2006 with
Schedule I dated November 10, 2008 by and between Columbia Funds Series Trust, with respect to Columbia Multi-Advisor International Equity Fund, Columbia Marsico Focused Equities Fund and Columbia Marsico Growth
Fund and Columbia Management Advisors, LLC, is incorporated by reference to Post-Effective Amendment No. 70 to the Registration Statement of Columbia Funds Series Trust on Form N-1A filed on December 23, 2008 (Accession no. 0001193125-08-259630).


The Investment Sub-Advisory Agreement dated as of December 14, 2007 with
Schedule I dated November 10, 2008 by and among Columbia Management Advisors, LLC, Marsico Capital Management, LLC, and Columbia Funds Series Trust, with respect to Columbia Marsico International Opportunities Fund, Columbia Multi-Advisor International Equity Fund, Columbia Marsico 21st Century Fund, Columbia Marsico Focused Equities Fund, Columbia Marsico Growth Fund, and Columbia Marsico Global Fund, is incorporated by reference to Post-Effective Amendment No. 70 to the Registration Statement of Columbia Funds Series
Trust on Form N-1A filed on December 23, 2008 (Accession no. 0001193125-08-259630).